Exhibit 4.1

WALMART INC.

Series Terms Certificate

Pursuant to the Indenture

Relating to Floating Rate Notes Due 2029

April 27, 2026

Pursuant to Section 3.01 of the Indenture, dated as of July 19, 2005, as amended and supplemented by the First Supplemental Indenture, dated as of December 1, 2006, the Second Supplemental Indenture, dated as of December 19, 2014, and the Third Supplemental Indenture, dated as of June 26, 2018 (as so amended and supplemented, the “Indenture”), in each case, by and between Walmart Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), Matthew Allen, Vice President, Finance & Assistant Treasurer of the Company (the “Certifying Authorized Officer”), hereby certifies as follows, and Joseph M. Ruschell, Senior Vice President and Chief Counsel, Office of the Corporate Secretary, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of a Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, effective as of March 15, 2026 (the “FY 2027 Series Consent”), which Series is designated as the “Floating Rate Notes Due 2029” (the “2029 FRN Series”) by the Certifying Authorized Officer pursuant to the grant of authority under the terms of the FY 2027 Series Consent.

B Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the FY 2027 Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default, or events which, with the passage of time, would become an Event of Default under the Indenture that have occurred and are continuing at the date of this certificate.

C. Pursuant to the FY 2027 Series Consent, the Company is authorized to issue initially promissory notes of the 2029 FRN Series and the other promissory notes of the other series of notes established by the FY 2027 Series Consent, in one or more underwritten public offerings, from time to time during its fiscal year ending January 31, 2027, having an aggregate principal amount in United States dollars not to exceed $11,000,000,000. A copy of the FY 2027 Series Consent is attached hereto as Annex A.

Any promissory notes that the Company issues that are a part of the 2029 FRN Series (the “2029 FR Notes”) shall be issued in registered book-entry form, shall be substantially in the form attached hereto as Annex B (the “Form of 2029 FR Note”) and shall initially be represented by a global security. Acting pursuant to authority delegated to the Certifying Authorized Officer pursuant to the FY 2027 Series Consent, the Certifying Authorized Officer has approved and set the aggregate principal amount of the 2029 FR Notes initially to be issued (the “Initial 2029 FR Notes”) to be $350,000,000.

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2029 FRN Series and the 2029 FR Notes are established and approved to be the following:

1.	Designation:

The Series established by the FY 2027 Series Consent is designated as the “Floating Rate Notes Due 2029”.

2.	Aggregate Principal Amount:

The 2029 FRN Series is not limited as to the aggregate principal amount of all the promissory notes of the 2029 FRN Series that the Company may issue; provided, however, that any additional promissory notes of the 2029 FRN Series that are not fungible with any then outstanding 2029 FR Notes for United States federal income tax purposes will be issued under CUSIP and ISIN numbers separate from the CUSIP and ISIN numbers of such outstanding 2029 FR Notes; and provided, further, that no additional 2029 FR Notes may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder. The Company is issuing the Initial 2029 FR Notes in an aggregate original principal amount of $350,000,000.

3.	Maturity:

Final maturity of the 2029 FR Notes shall be April 30, 2029.

4.	Interest:

a.	Rate

The 2029 FR Notes shall bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date (as defined below), equal to Compounded SOFR (as defined below), plus 40 basis points (0.40%). The interest rate for the initial interest period (as defined below) will be Compounded SOFR determined on July 28, 2026, plus 40 basis points (0.40%). Thereafter, the interest rate for any interest period (as defined below) will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus 40 basis points (0.40%). In no event will the interest on the 2029 FR Notes be less than zero. Interest on the 2029 FR Notes will accrue from and including the most recent Floating Rate Interest Payment Date or, if no interest has been paid, from April 30, 2026.

b.	Payment Dates

Interest shall be payable on the 2029 FR Notes quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on July 30, 2026, and at maturity (each a “Floating Rate Interest Payment Date”) to holders of record as of the close of business on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date. If January 30, April 30, July 30 or October 30 of any year is not a business day, then the next succeeding business day will be the applicable Floating Rate Interest Payment Date and interest on the 2029 FR Notes will be paid on such next succeeding business day (unless such next succeeding business day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the business day immediately preceding such January 30, April 30, July 30 or October 30, and interest on the 2029 FR Notes will be paid on such immediately preceding business day). If the maturity date of the 2029 FR Notes is not a business day, then the payment of principal of, and interest on, the 2029 FR Notes will be made on the next succeeding business day and no interest will accrue for the period from and after the maturity date.

c.	Interest Rate Determination and Interest Calculation

The “initial interest period” means the period from and including April 30, 2026 to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “interest period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the 2029 FR Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the 2029 FR Notes to, but excluding, the maturity date. Interest on the 2029 FR Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The Bank of New York Mellon Trust Company, N.A., or its successor appointed by us, will act as calculation agent. The Company may change the calculation agent with respect to the 2029 FR Notes at any time without notice to the holders of the 2029 FR Notes. The interest rate and amount of interest to be paid on the 2029 FR Notes for each interest period will be determined by the calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the 2029 FR Notes. So long as Compounded SOFR is required to be determined with respect to the 2029 FR Notes, there will at all times be a calculation agent. In the event that any then-acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail to duly establish Compounded SOFR for any interest period, or that the Company proposes to remove such calculation agent, the Company will appoint another calculation agent.

The amount of interest accrued and payable on the 2029 FR Notes for each interest period will be equal to the product of (i) the outstanding principal amount of the 2029 FR Notes multiplied by (ii) the product of (A) the interest rate for the relevant interest period multiplied by (B) the quotient of the actual number of calendar days in such interest period divided by 360.

As used herein the following terms have the meanings assigned to them:

“Compounded SOFR” means, with respect to any interest period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant interest period, which for the initial interest period, shall be April 28, 2026 (which is two U.S. Government Securities Business Days before the scheduled settlement date of the issuance of the Notes);

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date relating to such interest period; and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(a)

if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) has not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(b)

if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each interest period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant interest period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such interest period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the 2029 FR Notes, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

5.	SOFR Index Unavailable:

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90- or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

6.	Effect of a Benchmark Transition Event:

If the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then- current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the 2029 FR Notes in respect of all determinations on such date and for all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time. Any determination, decision or election that may be made by the Company or its designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	if made by the Company, will be made in its sole discretion;

(3)	if made by the Company’s designee, will be made after consultation with the Company, and such designee will not make any such determination, decision or election to which the Company objects; and

(4)	notwithstanding anything to the contrary in the documentation relating to the 2029 FR Notes, shall become effective without consent from the holders of the 2029 FR Notes or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if the Company or its designee determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the interest period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

None of the Trustee, the paying agent or the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, paying agent and calculation agent shall be entitled to conclusively rely on any determinations made by the Company or the Company’s designee without independent investigation, and none of the Trustee, paying agent or calculation agent will have any liability for actions taken at the Company’s direction in connection therewith.

None of the Trustee, the paying agent or the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture or the 2029 FR Notes as a result of the unavailability of SOFR, the SOFR index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture or the 2029 FR Notes supplement and reasonably required for the performance of such duties. None of the Trustee, paying agent or calculation agent shall be responsible or liable for the Company’s actions or omissions, or for those of the Company’s designee, or for any failure or delay in the performance by the Company or the Company’s designee, nor shall any of the Trustee, paying agent or calculation agent be under any obligation to oversee or monitor the Company’s performance or that of the Company’s designee.

7.	Currency of Payment:

The principal and interest payable with respect to the 2029 FR Notes shall be payable in United States dollars.

8.	Payment Places:

All payments of principal of, and interest on, the 2029 FR Notes shall be made as set forth in Section 5 of the Form of 2029 FR Note.

9.	Optional Redemption Features:

None.

10.	Special Redemption Features, etc.:

None.

11.	Denominations:

$2,000 and integral multiples of $1,000 in excess thereof for the 2029 FR Notes.

12.	Principal Repayment:

100% of the principal amount of the 2029 FR Notes.

13.	Registrar, Paying Agent and Calculation Agent:

The Bank of New York Mellon Trust Company, N.A. shall be the registrar and paying agent for the 2029 FR Notes and shall also be the calculation agent for the 2029 FR Notes.

14.	Payment of Additional Amounts:

None.

15.	Book-Entry Procedures:

The 2029 FR Notes shall be initially issued in the form of a global note registered in the name of Cede & Co., as nominee for The Depository Trust Company, and shall be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 11 and 12 of the Form of 2029 FR Note. The 2029 FR Notes shall be initially issued in the form of one global note, which global note shall be in the principal amount of $350,000,000.

16.	Other Terms:

Sections 2, 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of the Form of 2029 FR Note shall also apply to the 2029 FR Notes.

The 2029 FR Notes shall not have any terms or conditions of the type contemplated by clause (ii), (iii), (vi), (vii), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii), (xix) or (xx) of Section 3.01(j) of the Indenture.

17.	Execution, Delivery and Dating:

For avoidance of doubt, manual or facsimile signatures pursuant to Section 3.03 of the Indenture shall be deemed to include electronic signatures.

18.	Authentication:

The 2029 FR Notes may be authenticated manually or electronically by the Trustee.

E. The 2029 FR Notes shall be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the 2029 FR Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the 2029 FR Notes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the date first written above.

/s/ Matthew Allen
Matthew Allen
Vice President, Finance & Assistant Treasurer

ATTEST:

/s/ Joseph M. Ruschell
Joseph M. Ruschell
Senior Vice President and Chief Counsel,
Office of the Corporate Secretary

[Signature Page to Series Terms Certificate for Floating Rate Notes Due 2029]

ANNEX A

FY 2027 Series Consent

UNANIMOUS WRITTEN CONSENT TO ACTION

IN LIEU OF A SPECIAL MEETING

OF THE EXECUTIVE COMMITTEE OF

THE BOARD OF DIRECTORS

OF WALMART INC.

The undersigned, being all of the members of the Executive Committee of the Board of Directors (the “Executive Committee”) of Walmart Inc., a Delaware corporation (the “Company”), do hereby consent to the adoption of the following resolutions in accordance with the provisions of Section 141(f) of the General Corporation Law of Delaware (the “DGCL”) by executing this written consent or, as contemplated by Section 141(f) of the DGCL and the Amended and Restated Bylaws of the Company, by an electronic transmission noting approval hereof (this “Written Consent”):

A. Fiscal 2027 Debt Offering Authority

WHEREAS, the Executive Committee has determined that it is in the best interest of the Company to authorize the Company to offer and sell promissory notes of up to twenty (20) series of its senior, unsecured debt securities to be issued pursuant to the terms of the Indenture, dated as of July 19, 2005, between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (“BNYM”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, the Second Supplemental Indenture, dated as of December 19, 2014, and the Third Supplemental Indenture, dated as of June 26, 2018, each between the Company and BNYM (as the same may be amended and supplemented from time to time, the “2005 Indenture”), or any additional indenture with terms that are substantially similar to the 2005 Indenture (a “New Indenture” and, together with the 2005 Indenture, the “Indentures” and each, individually, an “Indenture”) as may be entered into by and between the Company and any new trustee (together with BNYM, the “Trustees” and each, individually, a “Trustee”) during the Company’s fiscal year ending January 31, 2027 (“Fiscal 2027”), in one or more underwritten public offerings made, from time to time, in reliance on the Company’s Registration Statement on Form S-3ASR (Registration No. 333-275878) (the “2023 Registration Statement”) or any replacement Registration Statement on Form S-3ASR filed by the Company with the Securities and Exchange Commission (the “SEC”) after the date hereof registering the offer and sale by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of debt securities that may be offered and sold from time to time by the Company (a “Future Registration Statement” and, together with the 2023 Registration Statement, the “Registration Statements” and each, individually, a “Registration Statement”), with the aggregate principal amount of all of such promissory notes offered, sold and issued (the “Promissory Notes”) not to exceed $11,000,000,000 (the “Maximum Annual Offering Amount”);

NOW, THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to offer, sell and issue Promissory Notes, from time to time during Fiscal 2027, in an aggregate principal amount not to exceed the Maximum Annual Offering Amount (or the equivalent in foreign currencies determined as of the date of commitment or, in the case of a foreign currency borrowing which is the subject of a contemporaneous swap agreement, the amount in U.S. dollars to be paid to the Company pursuant thereto on account of principal) in accordance these resolutions; and be it

FURTHER RESOLVED, that twenty (20) series of Promissory Notes of the Company shall be, and they hereby are, created, established and authorized for issuance and sale pursuant to the terms of each of the Indentures (the “Note Series”), the Promissory Notes of each of such Note Series (as to each Note Series, the “Notes”) shall be denominated in United States dollars (unless otherwise determined in accordance with these resolutions), shall have a maturity date established in accordance with these resolutions and the applicable Indenture that shall be no later than the last day of the sixth month next following the thirtieth anniversary of the initial issuance of Notes of such Notes Series by the Company, and shall otherwise have such terms and conditions as are established and approved as provided in, or as shall be established in accordance with, these resolutions and the applicable Indenture; and be it

FURTHER RESOLVED, that the Company is hereby authorized to offer and sell in one or more SEC-registered, underwritten public offerings made in reliance on a Registration Statement (each, an “Offering”) and issue pursuant to an Indenture such Notes of one or more Note Series as one or more of the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Controller and the Treasurer of the Company (each an “Authorized Officer”) shall approve for sale in each such Offering, with the aggregate principal amount of the Notes of each Notes Series sold in each Offering and issued to be determined by an Authorized Officer or Authorized Officers and the aggregate principle amount of the Notes of all Note Series sold in all such Offerings and issued not to exceed the Maximum Annual Offering Amount; and be it

FURTHER RESOLVED, that, in connection with each Offering, the Authorized Officers are, and each of them is, hereby authorized, in the name and on behalf of the Company: (i) to determine the Indenture pursuant to which the Notes of each Note Series will be issued, (ii) to establish and to approve the terms and conditions of the Notes of each Note Series, including the maturity date of, and the rate at which interest will accrue on, the Notes of each Note Series and the currency in which the Notes of each Note Series will be denominated; (iii) to determine the aggregate principal amount of the Notes of each Note Series and the aggregate principal amount of the Notes of all Note Series to be offered, sold and issued in such Offering, provided that the aggregate principal amount of the Notes of all Note Series offered, sold and issued during Fiscal 2027 in all Offerings shall not exceed the Maximum Annual Offering Amount; (iv) to determine that no Notes of one or more of the Note Series or all of the Note Series will be offered, issued or sold; (v) to approve the form, terms and conditions of all the instruments representing the Notes of each of the Note Series, including global promissory notes representing the Notes of each of the Note Series; and (vi) to determine and approve the terms on which and conditions subject to which Notes of any Note Series will be offered and sold by the Company to the Underwriters (as defined below) and to the public in the Offering, which actions of such Authorized Officer or Authorized Officers will be conclusively evidenced by one or more Authorized Officers’ execution, for and on behalf of the Company, of the Underwriting Agreement (as defined below) and a Series Terms Certificate (as defined in the applicable Indenture) with respect to each Note Series as to which such actions are taken in accordance with Section 3.01 of the applicable Indenture; and be it

FURTHER RESOLVED, that, in connection with each Offering, the Company is hereby authorized (i) to engage any one or more underwriters as shall be designated by an Authorized Officer or Authorized Officers to act as the underwriters of such Offering (collectively, the “Underwriters”); and (ii) to enter into, execute and deliver, and perform its obligations under, a Pricing Agreement and an Underwriting Agreement (collectively, the “Underwriting Agreement”) among, in each case, the Company and the Underwriters, which Underwriting Agreement shall (a) provide for the sale by the Company and the purchase by the Underwriters of Notes of each Note Series of which Notes are to be offered and sold by the Company in such Offering having an aggregate principal amount determined by, and (b) contain such terms, including the price to be paid to the Company by the Underwriters for the Notes to be sold and purchased under the Underwriting Agreement, and conditions approved by, an Authorized Officer or Authorized Officers pursuant to the authority delegated to the Authorized Officers above, with each such determination and approval by an Authorized Officer or Authorized Officers to be conclusively evidenced by the execution by an Authorized Officer, for and on behalf of the Company, of the Underwriting Agreement and any other agreements necessary to effectuate the intent of these resolutions; and be it

FURTHER RESOLVED, that, in connection with each Offering, the Trustee named in the applicable Indenture be, and it hereby is, authorized and directed to authenticate and deliver the instruments, including any global promissory note or global promissory notes, representing Notes of any Note Series to be sold and issued under the Underwriting Agreement for such Offering to or upon the written order of the Company as provided in the applicable Indenture; and be it

FURTHER RESOLVED, that, in connection with each Offering, the Company is hereby authorized to issue one or more global promissory notes to represent the Notes of each Note Series sold and to be issued in accordance with these resolutions and not issue Notes of the Note Series in definitive form, each of which global promissory notes shall be in such form as the Authorized Officer executing the same shall approve, such approval to be conclusively evidenced by that Authorized Officer’s execution, for and on behalf of the Company, of such global promissory notes, and to permit each such global promissory note to be registered in the name of The Depository Trust Company (“DTC”), a nominee of DTC or such other person as an Authorized Officer or Authorized Officers shall approve, such approval to be conclusively evidenced by an Authorized Officer’s execution, for and on behalf of the Company, of such global promissory notes, and beneficial interests in the global promissory notes representing the Notes of the Note Series sold pursuant to the Underwriting Agreement and issued to be otherwise shown on, and transfers of such beneficial interests effected through, records maintained by DTC and its respective participants; and be it

FURTHER RESOLVED, that, in connection with each Offering, the Authorized Officers are, and each of them is, hereby authorized, empowered and directed, in the name and on behalf of the Company, to cause to be prepared, executed and filed, as the case may be, such amendments or supplements or other documents relating to the 2023 Registration Statement or any Future Registration Statement, as applicable, or relating to the prospectus included as a part of any of any Registration Statement as may be required in connection with such Offering, including any post-effective amendment to the 2023 Registration Statement filed in connection with a New Indenture; and be it

B. General

FURTHER RESOLVED, that, in connection with each Offering, the Authorized Officers are, and each of them is, hereby authorized, in the name and on behalf of the Company, to execute and deliver the Underwriting Agreement for such Offering, the Series Term Certificate for each of the Note Series, and an instrument or instruments representing the Notes of each Notes Series being sold pursuant to the Underwriting Agreement, which instruments may be global promissory notes and shall have an aggregate principal amount equal to the aggregate principal amount of the Notes of each Note Series of which Notes are being offered and sold in such Offering as set forth in the Underwriting Agreement; and be it

FURTHER RESOLVED, that, in connection with each Offering, the signatures of the Authorized Officers executing the Notes of any Note Series, including any global promissory note or global promissory notes representing the Notes of any Note Series, may be affixed manually, by facsimile, email or in any other electronic format (including, without limitation, “.pdf,” “.tif” or “.jpg”) and other electronic signatures or imprints and electronically transmitted (including, without limitation, DocuSign and AdobeSign); that the Notes of any Note Series, including any global promissory note or global promissory notes representing the Notes of any Note Series, bearing the manual, facsimile or electronic signatures (including, without limitation, electronic signatures or imprints and electronically transmitted, including, without limitation, DocuSign and AdobeSign), of any present or future Authorized Officers shall bind the Company, notwithstanding the fact that, at the time the instrument or instruments representing the Notes of each Note Series issued and sold in such Offering are authenticated and delivered and disposed of, the person whose signature appears on any such instrument or instruments shall have ceased to be an Authorized Officer; and be it

FURTHER RESOLVED, that, without in any way limiting the authority heretofore granted to any Authorized Officer, in connection with each Offering, the Authorized Officers shall be, and each of them singly is, authorized and empowered to do and perform all such acts and things and to execute and deliver, for and on behalf of the Company, any and all agreements, documents, certificates and instruments and to take any and all such actions as they may deem necessary, desirable or proper in order to carry out the intent and purpose of the foregoing resolutions and for the Company to perform its obligations under or with respect to the Underwriting Agreement, the Indentures and the Notes of each Note Series sold under the Underwriting Agreement, and to incur and pay on behalf of the Company all such expenses, obligations and fees in connection therewith as they may deem proper.

ANNEX B

FORM OF 2029 FR NOTE

[See Exhibit 4.6 to this Form 8-K]